UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2005 (November 22, 2005)

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	11-3707493 (I.R.S. Employer Identification No.)
527 Madison Avenue, 16th Floor, New York 10022
(Address of principal executive offices) (Zip Code)

(212) 319-8801
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry Into a Material Definitive Agreement.

The information provided in Item 2.03 is incorporated by reference herein.

ITEM 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On November 22, 2005, NorthStar Realty Finance Limited Partnership (the "Partnership"), the operating partnership of NorthStar Realty Finance Corp., completed a private placement of $40.0 million aggregate liquidation amount of floating rate preferred securities (the "Preferred Securities"), through a newly formed subsidiary, NorthStar Realty Finance Trust III, a Delaware statutory trust (the "Trust"). Of the $40.0 million in Preferred Securities, approximately $26.9 million was sold to the issuer of a collateralized debt obligation financing sponsored by a private investment firm and approximately $13.1 million was sold to a financial institution engaged by the same private investment firm to acquire collateral for a proposed collateralized debt offering. The proceeds will be used to repay existing short-term, floating rate debt and to finance future investments in NorthStar Realty Finance Corp.'s real estate debt, real estate securities and net lease properties businesses. A copy of the press release announcing this transaction is attached hereto as Exhibit 99.1.

The Preferred Securities were issued by the Trust pursuant to an Amended and Restated Trust Agreement (the "Trust Agreement") among the Partnership, as depositor, JPMorgan Chase, National Association, as property trustee, Chase Bank USA, National Association, as Delaware trustee and three administrative trustees, each of whom is an executive officer of NorthStar Realty Finance Corp. The Trust also issued approximately $1.2 million aggregate liquidation amount of floating rate common securities (the "Common Securities") pursuant to the Trust Agreement and sold the Common Securities to the Partnership. The Trust used the proceeds from the sale of the Preferred Securities and the Common Securities to purchase approximately $41.2 million aggregate principal amount of floating rate junior subordinated notes due 2036 of the Partnership (the "Junior Subordinated Notes") issued pursuant to a Junior Subordinated Indenture, dated as of November 22, 2005 (the "Indenture") between the Partnership and JPMorgan Chase Bank, National Association, as trustee (the "Trustee").

The Preferred Securities require quarterly distributions at a fixed rate of approximately 7.81% through the interest payment date in January 2016 and at a variable rate of three-month LIBOR plus approximately 2.83% thereafter. Distributions are cumulative and accrue from the date of original issuance; provided, however, that after May 22, 2007 distributions may be deferred for a period of up to six consecutive quarterly interest payment periods if the Partnership exercises its right under the Indenture to defer the payment of interest on the Junior Subordinated Notes as described below. The Preferred Securities mature on January 30, 2036, but may be redeemed beginning on January 30, 2011 if the Partnership exercises its right to redeem the Junior Subordinated Notes as described below.

The Junior Subordinated Notes bear interest at a fixed rate of approximately 7.81% through the interest payment date in January 2016 and at a variable rate of three-month LIBOR plus approximately 2.83% thereafter. Interest accrues from the date of original issuance. After May 22, 2007, the Partnership may, as long as no Event of Default (as defined in the Indenture) has occurred, defer the payment of interest at any time and from time to time for a period of up to six consecutive quarterly interest payment periods (each such period, an "Extension Period"). No interest shall be due and payable during an Extension Period, but each installment of interest that would otherwise have been due and payable during such Extension Period shall bear additional interest at a fixed rate of approximately 7.81% through the interest payment date in January 2016 and at a variable rate of three-month LIBOR plus approximately 2.83% thereafter. During any Extension Period, the Partnership may not declare or pay any dividends on its capital stock or make any payment of principal of or any interest or premium, on or repay, repurchase or redeem any debt securities of the Partnership that rank pari passu in all respects with or junior in interest to the Junior Subordinated Notes.

The Junior Subordinated Notes mature on January 30, 2036, but the Partnership may redeem the Junior Subordinated Notes, in whole or in part, at par beginning on January 30, 2011, and may redeem them earlier than such date following the occurrence of a Special Event, as defined in the Indenture. The Trust will be required to redeem a like amount of the Preferred Securities if the Partnership exercises its right to redeem all or a portion of the Junior Subordinated Notes.

Either the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding Junior Subordinated Notes may declare the principal amount of, and all accrued interest on, all the Junior Subordinated Notes to be due and payable immediately, or if the holders of the Junior Subordinated Notes fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the Preferred Securities outstanding shall have a right to make such declaration, if an Event of Default occurs. Any holder of the Preferred Securities has the right, upon the occurrence of an Event of Default, to institute suit directly against the Partnership for enforcement of payment to such holder of principal of and any premium and interest, including additional interest, on the Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Preferred Securities held by such holder.

ITEM 9.01    Financial Statements and Exhibits.

(c)    Exhibits

Exhibit Number	Description
99.1	Press Release, dated November 22, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp. (Registrant)

Date: November 28, 2005

By: /s/ Mark E. Chertok
Mark E. Chertok Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated November 22, 2005.